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                                                                     EXHIBIT 5.1

January 21, 2003                                 Brobeck, Phleger & Harrison LLP
                                                             38 Technology Drive
                                                   Irvine, California 92618-5312
                                                                TEL 949.790.6300
                                                                FAX 949.790.6301
                                                                 www.brobeck.com



Irvine Sensors Corporation
3001 Redhill Avenue
Costa Mesa, CA 92626

Re: Irvine Sensors Corporation Registration Statement for Offering of an Aggregate of 3,306,053 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Irvine Sensors Corporation, a Delaware corporation (the "Company"), in connection with the registration on Form S-3, as amended (the "Registration Statement") under the Securities Act of 1933, as amended, of 1,071,378 shares (the "Outstanding Shares") of the Company's common stock currently issued, the 1,411,675 shares (the "Conversion Shares") issuable upon conversion of the 10,000 shares of Series E Convertible Preferred Stock (the "Preferred Shares") and 823,000 shares (the "Warrant Shares") issuable upon the exercise of currently outstanding warrants (the "Warrants"). This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and
Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company's charter documents, the corporate proceedings taken by the Company in connection with the issuance and sale of the Outstanding Shares, the Preferred Shares and the Warrants, and a certificate of an officer of the Company regarding (among other things) the Company's receipt of consideration upon the original issuance and sale Outstanding Shares, the Preferred Shares and the Warrants. Based on such review, we are of the opinion that (a) the Outstanding Shares are duly authorized, legally issued, fully-paid and nonassessable, (b) the Preferred Shares have been duly authorized and are legally issued and non-assessable, and to our knowledge, are fully paid and the Conversion Shares issuable upon conversion thereof have been duly and validly reserved for issuance and if, as and when issued upon such conversion in accordance with the Company's Certificate of Incorporation shall be legally issued, fully paid and non-assessable and (c) if, as and when the Warrant Shares are issued and sold (and the exercise price and other consideration therefor has been received) pursuant to the provisions of the respective Warrants and in accordance with the Registration Statement, such shares will be duly authorized, legally issued, fully paid and non-assessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and

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Irvine Sensors Corporation
January 21, 2003
Page 2

regulations of the Securities and Exchange Commission promulgated thereunder, or
Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the shares of the Company's common stock.

                                            Very truly yours,

                                            /s/  BROBECK, PHLEGER & HARRISON LLP
                                            BROBECK, PHLEGER & HARRISON LLP